Exhibit 3.4

AZ CORPORATION COMMISSION FILED OCT 01 2008 FILE NO. 1152203-0

ARTICLES OF MERGER

OF

VT ARABIC SERVICES, INC. -1152203-0
(an Arizona corporation)

MERGING INTO

BAY PEAK 3 ACQUISITION CORP. M-1480506-4 (NO RECORD) (SURVIVOR)
(A Nevada corporation)

ARTICLES OF MERGER
Pursuant to the provisions of the A.R.S. §10-1105, the undersigned corporations adopt the following Articles of Merger:

FIRST: The names and jurisdiction of organization of each Constituent Corporation are as follows:

•	VT ARABIC SERVICES, INC., an Arizona corporation (the "VT Arabic")

•	BAY PEAK 3 ACQUISITION CORP., a Nevada corporation (the "Surviving Corporation")

The laws of the State of Arizona permit the merger of a corporation organized under such state's law into a corporation organized under the laws of the State of Nevada.

SECOND: VT Arabic and the Surviving Corporation were parties to a Plan and Agreement of Merger (the "Merger"), a copy of which is attached hereto as Appendix A and is being submitted for filing with these Articles of Merger.

THIRD: The name and address of the place of business of the Surviving Corporation is:

Bay Peak 3 Acquisition Corp.
C/O  L and R Service Company of Nevada, LLC
3993 Howard Hughes Parkway, Suite 600
Las Vegas, NV 89100.

The name and address of the statutory agent of the Surviving Corporation in Nevada is:

L and R Service Company of Nevada, LLC
3993 Howard Hughes Parkway, Suite 600
Las Vegas, NV 89100.

FOURTH: The designation and number of outstanding shares and the number of votes entitled to be cast on approval of the Merger are as follows:

	Designation	Shares Outstanding	Votes
VT Arabic	Common	5,046,779	5,046,779

Surviving Corporation	Common	1,000	1,000

ARTICLES OF MERGER
September 1, 2008

No voting groups of either corporation were entitled to vote separately on the Merger. All of the outstanding shares of each corporation were entitled to vote on the Merger and all outstanding shares of the Surviving Corporation voted as a single class.

FIFTH: The total number of votes cast for, against and abstained on voting on the Plan are as follows:

	For	Against	Not Voting
VT Arabic	4,486,425	0	4,160
Surviving Corporation	1,000	0	0

The vote of the shareholders of each corporation was sufficient to approve the Plan.

DATED:                      September 24 ,2008

VT ARABIC SERVICES, INC., an Arizona , corporation ("VT Arabia")
By /s/ Lanny R. Lang
Lanny R. Lang, Secretary

BAY PEAK 3 ACQUISITION CORP., a Nevada corporation ("Surviving Corporation")
By /s/ Lanny R. Lang, Secretary
Lanny R. Lang, Secretary

PLAN AND AGREEMENT OF MERGER

THIS PLAN AND AGREEMENT OF MERGER ("Agreement") is made and entered into effective as of September 24, 2008, ("Merger Effective Date"), by and between Bay Peak 3 Acquisition Corp., a Nevada corporation (the "Surviving Corporation") and VT ARABIC SERVICES, INC., an Arizona corporation ("I/T Arabic"). The Surviving Corporation and VT Arabic shall be referred to herein as the "Constituent Corporations."

RECITALS

A.   The Surviving Corporation was formed under the laws of Nevada and has an authorized capitalization as follows:

Class of Stock	Par Value	No. Shares Authorized

Common	$.001	190,000,000
Preferred	$.001	10,000,000

B.    VT Arabic was formed under the laws of Arizona and has an authorized capitalization as follows:

Class of Stock	Par Value	No. Shares Authorized

Common	$.001	200,000,000
Preferred	$.001	10,000,000

C.    The Surviving Corporation is a wholly owned subsidiary of VT Arabic.
D.   The Surviving Corporation was formed for the purpose of acquiring substantially all of the assets, operations, rights, privileges, liabilities remaining after reorganization and obligations of VT Arabic by merger, and causing the Surviving Corporation to be governed by the corporate laws of the State of Nevada.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Constituent Corporations hereby agree as follows:

1.           Merger and the Surviving Corporation.

(a)           Subject to the terms and conditions of this Agreement, VT Arabic shall be merged with and into the Surviving Corporation, which will be governed by the laws of the State of Nevada, and VT Arabic shall be predecessor to the Surviving Corporation in the Merger in accordance with A.R.S. §10-1101 et seq. and N.R.S. Chapter 92A.005, et seq. Upon the filing of Articles of Merger with the Nevada Secretary of State and the Arizona Corporation Commission, the Merger shall become effective as of the close of business on the Merger Effective Date.

(b)           At the Merger Effective Date, by virtue of the Merger, all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of VT Arabic and the Surviving Corporation and all property, real, personal and mixed, and all debts due on whatever account, including choices in action, and all and every other interest of or belonging to or due to each of VT Arabic and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation, without further act or deed, and the Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of each of VT Arabic and the Surviving Corporation, all with the full effect provided for under the Plan and applicable Arizona and Nevada law.

(c)           The name of the Surviving Corporation shall be "Bay Peak 3 Acquisition Corp.", a new Nevada corporation. The purposes, county where the principal office for the transaction of business shall be located, number of directors and the capital stock of the Surviving Corporation shall be as they appear in the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the provisions thereof and the Nevada Revised Statutes.

(d)           The Bylaws of the Surviving Corporation in effect immediately prior to the Merger Effective Date shall be the Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with the provisions thereof and the Nevada Revised Statutes.

(e)           The names and addresses of the directors of the Surviving Corporation who shall ' • constitute the board of directors of the Surviving Corporation, and who shall hold office until the next annual meeting of the shareholders of the Surviving Corporation are as follows:

Name of Director	Address of Director
Cory Roberts	169 Bolsa Avenue
Mill Valley, CA 94941

Lanny R. Lang	3536 E. Saltsage Drive
Phoenix, AZ 85048

(f)           The names and addresses of the officers of the Surviving Corporation, holding the offices in the Surviving Corporation set forth opposite their name and until their successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation and shall have been duly qualified, are as follows:

Name of Officer	Office held
Cory Roberts	President
169 Bolsa Avenue
Mill Valley, CA 94941

Lanny R. Lang	Secretary and Treasurer
3536 E. Saltsage Drive
Phoenix, AZ 85048

2.           Conversion of Stock ..   At the Merger Effective Date:

(a)           Each share of the Common Stock of the Surviving Corporation which is issued immediately prior to the Merger Effective Date (whether then outstanding or held in the treasury of the Surviving Corporation) shall be canceled and returned to the status of authorized but unissued shares, without the payment of any consideration therefore.

(b)           (i) Each share of the common stock of VT Arabic ("Common Stock"), which is issued immediately prior to the Merger Effective Date (whether then outstanding or held in the treasury of VT Arabic), shall be converted into one fully paid and non-assessable share of Common Stock of the Surviving Corporation; (ii) each share of any series of Preferred Stock of VT Arabic ("Preferred Stock"), which is issued immediately prior to the Merger Effective Date (whether then outstanding or held in the treasury of VT Arabic), shall be converted into one fully paid and non-assessable share of Preferred Stock of the Surviving Corporation; and (iii) each stock option, warrant note or other equity right, including the Common Stock and Preferred Stock (the "Securities") granted by VT Arabic, which is issued immediately prior to the Merger Effective Date, shall be converted into Securities of the Surviving Corporation under the same terms existing immediately prior to the Merger Effective Date.

(c)           The rights, preferences, privileges, limitations, terms and conditions of the Surviving Corporation Common Stock, Preferred 'stock and/or any Securities issued in exchange for the VT' Arabic Common Stock, Preferred stock and/or Securities shall, to the fullest extent allowable under Nevada law, be identical in all respects and for all purposes deemed to be originally issued by the Surviving Corporation, including the calculation of any term or holding period related thereto.

(d)           Each outstanding certificate that prior to the Merger Effective Date represented shares of Common Stock, Preferred stock and/or any Securities of VT Arabic shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Common Stock, Preferred stock and/or any Securities of the Surviving Corporation into which the Securities of VT Arabic represented by such certificates have been converted as provided in Section 2(b) above and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the share of the Surviving Corporation evidenced by such outstanding certificate as provided above.

(e)           Each outstanding stock option or warrant of VT Arabic that prior to the Merger Effective Date evidenced the right to purchase Common Stock, Preferred stock and/or any Securities of VT Arabic shall be deemed to evidence the right to acquire a like number of shares of Common Stock, Preferred stock and/or any Securities of the Surviving Corporation and shares of the Surviving Corporation shall be reserved for the purposes of issuance upon exercise of such stock options and warrants. The Surviving Corporation may issue certificates or other instruments evidencing the terms of such stock options or warrants.

3.           Conditions Precedent. The obligations of the Constituent Corporations to effect the Merger shall be subject to (a) the approval of this Agreement by the Board of Directors of each of the Constituent Corporations and (b) the approval of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding voting shares of capital stock of each of the Constituent Corporations at meetings of the shareholders duly called and held or otherwise provided by applicable law.

4.           Amendment. This Agreement may be amended by the Constituent Corporations, with the approval of their respective Boards of Directors, at any time prior to the Merger Effective Date, whether before or after approval of this Agreement by the shareholders of the Constituent Corporations, however, after such approval by the shareholders of the Constituent Corporations, no amendment shall be made which materially. adversely affects the rights of the shareholders of the Constituent Corporations without further approval of such shareholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Constituent Corporations.

5.           Amendment. Dissenters' Rights; Termination.

(a)           Any holder of issued and outstanding voting shares of the capital stock of VT Arabic who votes against the Merger and enters its dissent in compliance with A.R.S. §10-1301 et seq. (shares held by such shareholders shall be referred to herein as "Dissenting Shares"), shall, subject to Section 5(b) hereof, receive cash in the amount of the fair market value of the Dissenting Shares within the time and in the manner provided by A.R.S. §10-1325.

(b)           This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval hereof by the shareholders or by the Board of Directors of either of the Constituent Corporations:

i)           at the option of the Board of Directors of VT Arabic, if the holders of ten percent or more of VT Arabic's issued and outstanding voting shares of capital stock shall not have voted in favor of the Merger and such holders shall have filed written objection and notice of their intent to exercise dissenters' rights with the Secretary of VT Arabic before the taking of the vote on the Merger in accordance with Arizona law;

ii)           by mutual agreement of the Board of Directors of the Constituent Corporations.

(c)           If this Agreement is terminated for any reason, neither of the Constituent Corporations shall have any liability hereunder of any nature whatsoever to the other.

6.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

7.           Further Assurances. From time to time after the Merger Effective Date, as and when requested by the Surviving Corporation and to the extent permitted by law, the officers and directors of each of the Constituent Corporations last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Corporation, title to and possession of, all of the assets, rights, franchises and interests of each of the Constituent Corporations in and to every type of property (real, personal and mixed) and chooses in action, and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized to take any and all such actions in the name of the Surviving Corporation or VT Arabic or otherwise.

8.           Execution in Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement to be signed by their respective officers thereunto duly authorized.

BAY PEAK 3 ACQUISITION CORP., a Nevada Corporation (the “Surviving Corporation”)	VT ARABIC SERVICES, INC., an Arizona Corporation (“VT Arabic”)

/s/ Lanny R. Lang	/s/ Lanny R. Lang
By: Lanny R. Lang	By: Lanny R. Lang
Its: Secretary	Its: Secretary

Dated: September 24, 2008	Dated: September 24, 2008

ATTEST:

/s/  Michael S. Williams

[SEAL]   NOTARY PUBLIC STATE OF ARIZONA
        Maricopa County
        Michael S. Williams
        My Commission Expires
        03/12/2012

IRREVOCABLE APPOINTMENT

The surviving corporation irrevocably appoints the Arizona Corporation Commission as its agent to accept service of process in any proceedings.

The address to which the Arizona Corporation Commission may mail a copy of any process that may be served on it is:

VT Arabic Services, Inc.
c/o Aztore Holdings, Inc.
14647 S. 50th Street, Suite 130
Phoenix, AZ 85044

NAME OF SURVIVOR:                                                                Bay Peak 3 Acquisition Corp.
Domestic State:                                                                      Nevada

NAME OF MERGING CORPORATION:                                    VT Arabic Services, Inc.
Domestic State:                                                                      Arizona

DATED:                      September 24, 2008

VT ARABIC SERVICES, INC., an Arizona
Corporation
By /s/ Lanny R. Lang
Lanny R. Lang, Secretary